Exhibit 23.1

To the Board of Directors and Stockholders of

Smartmetric, Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement on Form S-1 of our audit report dated October 19, 2020, relating to the consolidated financial statements of Smartmetric, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s ability to continue as a going concern) for the year ended June 30, 2020, which appears in the prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs, LLC

Prager Metis CPAs, LLC

Las Vegas, NV

May 23, 2022